Flaherty & Crumrine Preferred and Income Opportunity Fund Incorporated N-2/A

Exhibit 99 (k)(iv)

Amended and Restated Committed Facility Agreement

BNP Paribas Securities Corp. (as successor-in-interest to BNP Paribas Prime Brokerage, Inc.) ("BNPP SC") and each of the counterparties specified on Exhibit 1 hereto ("Customer''), hereby enter into this Amended and Restated Committed Facility Agreement (this "Agreement"), dated as of the date specified on the signature page. This Agreement amends and restates the Amended and Restated Committed Facility Agreement dated June 26, 2009 (including amendments thereto), between the parties.

Whereas BNPPSC and Customer have entered into the U.S. PB Agreement, dated June 26, 2009 (the "U.S. PB Agreement") (the U.S. PB Agreement and this Agreement, collectively, the "40 Act Financing Agreements").

Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of BNPPSC to provide financing to Customer under the 40 Act Financing Agreements.

Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Definitions -

(a)	Capitalized terms not defined in this Agreement have the respective meaning assigned to them in the U.S. PB Agreement. The 40 Act Financing Agreements are included in the term "Contract," as defined in the U.S. PB Agreement

(b)	"Account Agreement" means the Account Agreement attached as Exhibit A to the U.S. PB Agreement.

(c)	"Collateral Requirements" means the collateral requirements set for in Section 1 of Appendix A attached hereto.

(d)	"Custodian" means The Bank of New York Mellon (as successor by assignment to BNY Mellon Investment Servicing Trust Company (formerly, PFPC Trust Company).

(e)	"Debit Financing Facility Limit" means the Maximum Commitment Financing.

(f)	"Default Action" means exercising any rights of set-off, liquidating positions or Contracts, terminating or accelerating any loan or Contract, canceling orders, closing out transactions, deducting charges from an account (other than normal charges for interest, clearing fees and ticket charges), selling any or all of the securities and commodities or other property that may be in possession or control of the BNPP Entities (either individually or jointly with others), buying-in any securities, commodities or other property that Customer's account or accounts may be short, or acting as attorney-in-fact with respect to Customer, any Customer account or any property in a Customer account

(g)	"Eligible Securities" shall have the meaning ascribed to such term in Appendix A hereto.

(h)	"Initial NAV" means the Net Asset Value of Customer as of the Initial NAV Date.

(i)	"Initial NAV Date" means June 26, 2009.

(j)	"Maximum Commitment Financing" means, with respect to the relevant Customer:

-Flaherty & Crumrine Preferred and Income Opportunity Fund	$72,000,000
-Flaherty & Crumrine Preferred and Income Fund	$77,400,000

provided, however, that Customer may, subject to BNPPSC’s approval, increase the Maximum Commitment Financing upon one Business Day’s prior written notice to BNPPSC, provided further that the Maximum Commitment Financing shall never exceed the Cap (as defined below).

"Cap" shall mean with respect to the relevant Customer:

-Flaherty & Crumrine Preferred and Income Opportunity Fund	$93,170,000
-Flaherty & Crumrine Preferred and Income Fund	$102,850,000

(k)	"Net Asset Value" means, with respect to Customer, the aggregate net asset value of the common stock issued by Customer calculated in accordance with U.S. generally accepted accounting principles.

(I)	"Net Asset Value Floor" means, with respect to Customer, an amount equal to 50% of the Initial NAV (such 50% amount, the "Execution Date NAV Floor"); provided, however, that following the date hereof, the Net Asset Value Floor shall be the greater of (i) the Execution Date NAV Floor or (ii) 50% of the Net Asset Value of Customer, calculated based on the Customer's Net Asset Value as of its most recent fiscal year end subsequent to the date hereof.

(m)	"Outstanding Debit Financing" means the aggregate net cash balance (excluding current short sale proceeds) held under the 40 Act Financing Agreements if such net cash balance is a debit, or zero if such aggregate net cash balance is a credit. For the purposes of calculating such aggregate net cash balance, if Customer holds credit or debit cash balances in non USD currencies, BNPP PB Inc. will convert each of these balances into USD at prevailing market rates to determine Customer's aggregate net cash balance.

(n)	"Portfolio Gross Market Value'' means the Gross Market Value (as defined in Appendix A attached hereto) of all of Customer's Positions that are Eligible Securities (as defined in Appendix A attached hereto).

(o)	"1940 Act" means the Investment Company Act of 1940, as amended.

2.	Scope of Committed Facility -

Subject to Sections 3 and 10, BNPPSC shall make available cash financing under the 40 Act Financing Agreements up to the relevant Debit Financing Facility Limit, and may not take any of the following actions except upon at least 179 calendar days' prior notice (the "Facility Modification Notice"):

(a)	modify the Collateral Requirements;

(b)	recall any cash loan under the 40 Act Financing Agreements;

(c)	modify the interest rate spread on cash loans or the commitment fee under the 40 Act Financing Agreements, as set forth in Appendix B attached hereto;

(d)	modify the fees, charges or expenses other than those described in clause (c) above, as set forth in Appendix B attached hereto (the "Fees"), provided that BNPPSC may modify any Fees immediately if (i) the amount of such Fees charged to BNPPSC, as the case may be, have been increased by the provider of the relevant services or (ii) consistent with increases generally to customers; or

(e)	terminate any of the 40 Act Financing Agreements.

3.	Conditions for Committed Facility -

The commitment as set forth in Section 2 only applies so long as -

(a)	Customer satisfies the Collateral Requirements and

(b)	no Default or Facility Termination Event has occurred.

4.	Arrangement, Renewal and Commitment Fees -

(a)	Customer shall pay when due a commitment fee as set forth in Appendix B.

5.	No Right of Substitution -

After BNPPSC sends a Facility Modification Notice, Customer may not substitute any collateral, provided that BNPPSC may permit substitutions (the terms of which shall be determined by BNPPSC in its sole discretion) upon request, which permission shall not be unreasonably withheld.

6.	Collateral Delivery -

If notice of a Collateral Requirement is sent to Customer: (i) on or before 10:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on such Business Day, and (ii) after 10:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on the immediately succeeding Business Day.

7.	Representations and Warranties -

Customer hereby makes all the representations and warranties set forth in Section 5 of the Account Agreement, which are deemed to refer to this Agreement, and such representations and warranties shall survive each transaction and the termination of the 40 Act Financing Agreements and are deemed to be repeated on each day a transaction is effected hereunder or thereunder.

8.	Financial Information -

Customer shall provide BNPPSC with copies of-

(a)	the most recent annual report of Customer containing financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 120 calendar days after the end of each fiscal year of Customer;

(b)	the most recent monthly financial statement of Customer, specifically month-end leverage and asset coverage ratios of Customer, as soon as available and in any event within 20 calendar days after the end of each month; and

(c)	the estimated net asset value statement of Customer as of any Business Day, upon request therefor by BNPPSC.

9.	Termination -

(a)	Upon the occurrence of a Facility Termination Event, this Agreement automatically terminates.

(b)	Upon the occurrence of a Default, the BNPP Entities may terminate any of the 40 Act Financing Agreements and take Default Action.

(c)	Each of the following events constitutes a "Default"

i.	Customer fails to meet the Collateral Requirements within the time periods set forth in Section 6;

ii.	Customer fails to deliver the financial information within the time periods set out in Section 8;
iii.	the Net Asset Value of Customer, as of the close of business on the last Business Day of any calendar month, declines below the Net Asset Value Floor;

iv.	any representation or warranty made or deemed made by Customer to BNPPSC under any 40 Act Financing Agreements (including under Section 7 herein) proves false or misleading when made or deemed made;

v.	Customer fails to comply with or perform any agreement or obligation under this Agreement or the other 40 Act Financing Agreements (other than those covered by Section 9(c)i or ii);

vi.	the occurrence of a repudiation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement between Customer and a BNPP Entity, if applicable} by Customer under any contract with a BNPP Entity or affiliate of a BNPP Entity; or

vii.	the filing by or against Customer of a petition or other proceeding in bankruptcy, insolvency or for the appointment of a receiver or upon the levy or attachment against any property or accounts of Customer.

(d)	Each of the following events constitutes a "Facility Termination Event":

i.	the occurrence of a repudiation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement between Customer and a third party, if applicable} by Customer under any contract with a third party entity, where the aggregate principal amount of any such, contract (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract) is not less than $10,000,000;

ii.	there occurs any change in BNPPSC's interpretation of any Applicable Law or the adoption of or any changes in the same that, in the reasonable opinion of counsel to BNPPSC, has the effect with regard to BNPPSC of impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by BNPPSC);

iii.	(A) as of the close of business on the last Business Day of any calendar month within the one month period after the Initial NAV Date (the "First Monthly Period"), the Net Asset Value of Customer as of such last Business Day of such calendar month declines by thirty percent (30%) or more from the Initial NAV, provided that following the First Monthly Period, it shall be a Facility Termination Event if the Net Asset Value of Customer as of the close of business on the last Business Day of any calendar month declines by thirty percent (30%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the immediately preceding calendar month, (B) as of the close of business on the last Business Day of any calendar month within the three month period after the Initial NAV Date (the "First Three Month Period"), the Net Asset Value of ,Customer as of such last Business Day of any of the three calendar months declines by forty percent (40%) or more from a value that is 115% of the Initial NAV, provided that following the First Three Month Period, it shall be a Facility Termination Event if the Net Asset Value of Customer as of the close of business on the last Business Day of any calendar month declines by forty percent (40%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the calendar month three months prior, or (C) as of the close of business on the last Business Day of each calendar month within the twelve month period after the Initial NAV Date (the "First Twelve Month Period"), the Net Asset Value of Customer as of such last Business Day of any of the twelve calendar months has declined by fifty percent (50%) or more from a value that is 120% of the Initial NAV, provided that following the First Twelve Month Period, it shall be a Facility Termination Event if the Net Asset Value of Customer as of the close of business on the last Business Day of any calendar month declines by fifty percent (50%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the calendar month twelve months prior (for purposes of (A), (B) and (C) above, any decline in Net Asset Value shall not take into account any positive or negative change· caused by capital transfers, such as redemptions, withdrawals, subscriptions, contributions, dividends or investments, howsoever characterized, and all amounts set forth in redemption notices received by or on behalf of Customer (notwithstanding the date the actual redemption shall occur));

iv.	the investment management agreement between Customer and its investment advisor ("Advisor") is terminated or the Advisor otherwise ceases to act as investment advisor of Customer; provided, however, such termination or cessation shall not constitute a Facility Termination Event if the replacement investment advisor is acceptable to BNPPSC in its sole discretion;

v.	Customer violates Section 18 of the 1940 Act or Customer's Asset Coverage Ratio (as defined in the 1940 Act) is less than 200% at any time (for the avoidance of doubt, any reliance on applicable exemptive relief under Section 18 shall not be considered a violation of Section 18);

vi.	Customer fails to make any filing necessary to comply with the rules of any exchange in which its shares are listed;

vii.	Customer's classification under the 1940 Act becomes something other than as a "closed-end company" as defined under Section 5 of the 1940 Act;

viii.	Customer enters into any additional indebtedness with a party other than a BNPP Entity or its affiliates beyond the financing provided hereunder through the 1940 Act Financing Agreements, including without limitation any further borrowings constituting 'senior securities' (as defined for purposes of Section 18 of the 1940 Act) or any promissory note or other evidence of indebtedness, whether with a bank or any other person; provided, however, that pledges by Customer of assets under a Credit Support Annex to an ISDA Master Agreement or in connection with listed call options transactions or repurchase agreements pursuant to Customer's investment portfolio activities shall be permissible additional indebtedness;

ix.	Customer changes its fundamental investment policies; or

x.	Customer pledges to any other party, other than a BNPP Entity or its affiliates, any securities owned or held by Customer over which Custodian has a lien; provided, however, that pledges by Customer of assets under a Credit Support Annex to an ISDA Master Agreement or in connection with listed call options transactions or repurchase agreements pursuant to Customer's investment portfolio activities shall be permissible.

(e)	Upon 45 calendar days' prior written notice, Customer may terminate this Agreement.

10.	Notices -

Notices under this Agreement shall be provided pursuant to Section 12(a) of the Account Agreement.

11.	Compliance with Applicable Law -

(a)	Notwithstanding any of the foregoing, if required by Applicable Law -

i.	the BNPP Entities may terminate any 40 Act Financing Agreement and any Contract;

ii.	BNPPSC may recall any outstanding loan under the 40 Act Financing Agreements;

iii.	BNPPSC may modify the Collateral Requirements; and

iv.	the BNPP Entities may take Default Action.

(b)	This Agreement will not limit the ability of BNPPSC to change the product provided under this Agreement and the 40 Act Financing Agreements as necessary to comply with Applicable Law.

(c)	The BNPP Entities may exercise any remedies permitted under the Contracts if Customer fails to comply with Applicable Law.

12.	Miscellaneous -

(a)	In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

(b)	This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine.

(c)	Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein.

(d)	This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

(The remainder of this page is blank.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of March 30, 2021.

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED

/s/ Mohamed Adil El Batji

Name: Mohamed Adil El Batji

Title:   Managing Director

/s/ Robert Luzzo

Name: Robert Luzzo

Title:   Managing Director

Each Investment Company Listed on Appendix 1 Attached hereto

/s/ Bradford S. Stone

Name: Bradford S. Stone

Title: Chief Financial Officer

Exhibit 1

Flaherty & Crumrine Preferred and Income Opportunity Fund Incorporated

Flaherty & Crumrine Preferred and Income Fund Incorporated